Exhibit 99.6

 Acknowledgement and Waiver Pursuant to Non-Redemption Agreement

August 18, 2024

This Acknowledgement and Waiver Pursuant to Non-Redemption Agreement (this “Waiver”) is dated as of the date first set forth above (the “Waiver Date”), by and between (i) Pono Capital Two, Inc., a company incorporated in Delaware (the “Company”), (ii) ZUU Target Fund for SBC Medical Group HD Investment Partnership (the “Holder”), (iii) SBC Medical Group Holdings Incorporated, a Delaware corporation (the “Target”), and Yoshiyuki Aikawa (“Dr. Aikawa”). The Company, the Holder, the Target and Dr. Aikawa are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Parties are all of the parties to that certain Non-Redemption Agreement dated as of January 11, 2024 (as amended by Amendment No. 1, dated as of March 15, 2024, and Amendment No. 2, dated as of August 8, 2024, the “Agreement”) pursuant to which the Holder agreed to purchase and hold certain shares of the Class A common stock of the Company; and

WHEREAS, the Parties now desire to enter into this Waiver to consent to certain items in the Agreement;
NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

2. Waivers.

(a)
The Parties acknowledge and agree that the Holder may sell into the open market up to 100,000 Holder’s Shares that were purchased pursuant to the Agreement, prior to the Closing Date (the “Share Sales”).

(b)	The Parties acknowledge and agree that any such Share Sales shall not reduce the total number of Holder’s Shares for purposes of calculating the Incentive Shares.

3. Governing Law. This Waiver shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

4. Counterparts. This Waiver may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Waiver by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Waiver.

[Signature Pages Follow]

/s/ Darryl Nakamoto

/s/ Kazumasa Tomita

/s/ Yoshiyuki Aikawa

/s/ Yoshiyuki Aikawa